Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 7, 2025, relating to the financial statements of AlloVir, Inc. appearing in the Annual Report on Form 10-K of AlloVir, Inc. for the year ended December 31, 2024.

/s/ Deloitte & Touche LLP
Boston, Massachusetts
June 4, 2025